Exhibit 6.26

ASSET MANAGEMENT AGREEMENT

SERIES DROP 009

This ASSET MANAGEMENT AGREEMENT (this “Agreement”), dated as of August 30, 2019, is entered into between Otis Wealth, Inc., a corporation organized under the laws of the State of Delaware (the “Asset Manager”), and Series Drop 009, a Series of Otis Gallery LLC (the “Series”).

WHEREAS, the Series seeks to invest in the Series Drop 009 Asset (as described in Exhibit A) in accordance with the terms and conditions of the Limited Liability Company Agreement, dated February 1, 2019, of Otis Gallery LLC, a series limited liability company organized under the laws of the State of Delaware (the “Company”) together with the Exhibit thereto setting forth the terms of the Series, in each case as amended and restated from time to time (the “Operating Agreement”);

WHEREAS, pursuant to the Operating Agreement, the managing member of the Series shall be responsible for the acquisition and disposition of the Series Drop 009 Asset as well as the business of the Series;

WHEREAS, pursuant to the Operating Agreement, the managing member of the Company intends to maintain an expert network of advisors with experience in relevant industries (the “Advisory Board”), to assist it in identifying and acquiring the art, collectibles and other alternative assets, to assist the Asset Manager described below in managing the underlying assets and to advise our manager and certain other matters associated with our business and the various series of interests;

WHEREAS, the Series desires to avail itself of the advice and assistance of the Asset Manager and to appoint and retain the Asset Manager as the asset manager to the Series with respect to the Series Drop 009 Asset; and

WHEREAS, the Asset Manager wishes to accept such appointment.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby covenant and agree as follows:

1. Appointment of Asset Manager; Acceptance of Appointment.  The Series hereby appoints the Asset Manager as asset manager to the Series for the purpose of managing the Series Drop 009 Asset. The Asset Manager hereby accepts such appointment.

2. Authority of the Asset Manager.

(a) Except as set forth in Section 2(e) below and any guidance as may be established from time to time by the managing member of the Series or the Advisory Board, the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the Series Drop 009 Asset and to take any action that it deems necessary or desirable in connection therewith.  The Asset Manager is authorized on behalf of the Series to, among other things:

(i)	create the asset maintenance policies for the Series Drop 009 Asset in consultation with the Advisory Board and oversee compliance with such maintenance policies;

(ii)	purchase and maintain insurance coverage for the Series Drop 009 Asset for the benefit of the Series;

(iii)	engage third party independent contractors for the care, custody, maintenance and management of the Drop 009 Asset;

(iv)	develop standards for the care of the Series Drop 009 Asset while in storage;

(v)	develop standards for the transportation and care of the Series Drop 009 Asset when outside of storage;

(vi)	reasonably make all determinations regarding the calculation of fees, expenses and other amounts relating to the Series Drop 009 Asset paid by the Asset Manager hereunder;

(vii)	deliver invoices to the managing member of the Company for the payment of all fees and expenses incurred by the Series in connection with the maintenance of the Series Drop 009 Asset and ensure delivery of payments to third parties for any such services; and

(viii)	generally perform any other act necessary to carry out its obligations under this Agreement.

(b) The Asset Manager shall have full responsibility for the custody and maintenance of the title of the Series Drop 009 Asset.

(c) The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager in light of the understanding that such duties are expected to be performed only at occasional or irregular intervals.

(d) The Asset Manager may delegate all or any of its duties under this Agreement to any person who shall perform such delegated duties under the supervision of the Asset Manager on such terms as the Asset Manager shall determine.

(e) The Asset Manager shall not have the authority to sell, transfer or convey the Series Drop 009 Asset, provided, however, that the Asset Manager may deliver to the Advisory Board any offers to purchase the Series Drop 009 Asset received by the Asset Manager and deemed by the Asset Manager to be in the best interest of the investors, and any research or analysis prepared by the Asset Manager regarding the potential sale of the Series Drop 009 Asset, including market analysis, survey results or information regarding any inquiries received and information regarding potential purchasers, and the Asset Manager together with the Advisory Board will consider the merits of such offers on a case-by-case basis and potentially sell the Series Drop 009 Asset.

(f) Should the Series Drop 009 Asset become obsolete (e.g. lack investor demand for its interests) or suffer from a catastrophic event, the Asset Manager may choose to sell the Series Drop 009 Asset. As a result of a sale under any circumstances, the Asset Manager will distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered under the assets insurance contract) to the interest holders of the Series Drop 009 Asset (after payment of any accrued liabilities or debt, including but not limited to balances outstanding under any Operating Expenses Reimbursement Obligation (as defined below), on the Series Drop 009 Asset).

3. Cooperation.  The Asset Manager agrees to use reasonable efforts to make appropriate personnel available for consultation with the Series on matters pertaining to the Series Drop 009 Asset and to consult with the managing member of the Series regarding asset management decisions with respect to the Series Drop 009 Asset prior to execution.  The managing member of the Series may make any reasonable request for the provision of information or for other cooperation from the Asset Manager with respect to its duties under this Agreement, and the Asset Manager shall use reasonable efforts to comply with such request, including without limitation, furnishing the Series with such documents, reports, data and other information as the managing member of the Series may reasonably request regarding the Series Drop 009 Asset and the Asset Manager’s performance hereunder or compliance with the terms hereof.

4. Representations and Warranties.  Each party hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party.

5. Limitation of Liability; Indemnification.

(a) None of the Asset Manager, its affiliates, or any of their respective directors, members, stockholders, partners, officers, employees or controlling persons (collectively, “Managing Parties”) shall be liable to the Series or the Company for (i) any act or omission performed or failed to be performed by any Managing Party (other than any criminal wrongdoing) arising from the exercise of such Managing Party’s rights or obligations hereunder, or for any losses, claims, costs, damages, or liabilities arising therefrom, in the absence of criminal wrongdoing, willful misfeasance or gross negligence on the part of such Managing Party, (ii) any tax liability imposed on the Series or the Series Drop 009 Asset, or (iii) any losses due to the actions or omissions of the Series or any brokers or other current or former agents or advisers of the Series.

(b) To the fullest extent permitted by applicable law, the Series will indemnify the Asset Manager and its Managing Parties against any and all losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”) to which such person may become subject in connection with any matter arising out of or in connection with this Agreement, except to the extent that any such Loss results solely from the acts or omissions of a Managing Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Managing Party’s fraud, willful misconduct or gross negligence.  If this Section 5 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Series shall nevertheless indemnify the Managing Party for any Losses incurred to the full extent permitted by any applicable portion of this Section that shall not have been invalidated.

(c) The Asset Manager gives no warranty as to the performance or profitability of the Series Drop 009 Asset or as to the performance of any third party engaged by the Asset Manager hereunder.

(d) The Asset Manager may rely upon and shall be protected in acting or refraining from action upon any instruction from, or document signed by, any authorized person of the Series or other person reasonably believed by the Asset Manager to be authorized to give or sign the same whether or not the authority of such person is then effective.

6. Assignments.  This Agreement may not be assigned by either party without the consent of the other party.  In performing its obligations under this Agreement, the Asset Manager may, at its discretion, delegate any or all of its rights, powers and functions under this Agreement to any person in accordance with section 2(d) without the need for the consent of the Series, provided that the Asset Manager’s liability to the Series for all matters so delegated shall not be affected by such delegation.

7. Compensation and Expenses.

(a) As compensation for sourcing the Series Drop 009 Asset, the Asset Manager may be granted a sourcing fee equal to 1.63% of the total aggregate amount of Series Drop 009 membership interests that are sold in the Series’ offering under Regulation A of the Securities Act of 1933, as amended (the “Offering”), which the Asset Manager may waive in its sole discretion.

(b) Except as set forth in Section 5, the Series will bear all expenses of the Series Drop 009 Asset and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”).

(c) Each party will bear its own costs relating to the negotiation, preparation, execution and implementation of this Agreement.

8. Services to Other Clients; Certain Affiliated Activities.

(a) The relationship between the Asset Manager and the Series is as described in this Agreement and nothing in this Agreement, none of the services to be provided pursuant to this Agreement, nor any other matter, shall oblige the Asset Manager to accept responsibilities that are more extensive than those set forth in this Agreement.

(b) The Asset Manager’s services to the Series are not exclusive.  The Asset Manager may engage in other activities on behalf of itself, any other Managing Party and other clients (which, for the avoidance of doubt, may include other series of the Company).  The Series acknowledges and agrees that the Asset Manager may, without prior notice to the Series, give advice to such other clients.  The Asset Manager shall not be liable to account to the Series for any profits, commission or remuneration made or received in respect of transactions effected pursuant to the Asset Manager’s advice to another client and nor will the Asset Manager’s fees be abated as a result.

9. Duration and Termination.  Unless terminated as set forth below, this Agreement shall continue in full force and effect until the earlier of: (i) one year after the date on which the Series Drop 009 Asset has been liquidated and the obligations connected to such Series Drop 009 Asset (including, without limitation, contingent obligations) have terminated, (ii) if earlier, the removal of Otis Wealth, Inc. as managing member, (iii) upon notice by either party of the other party’s material breach of this Agreement, or (iv) such other date as agreed between the parties to this Agreement, without penalty or other additional payment, except that the Series shall pay all amounts outstanding under any Operating Expenses Reimbursement Obligation. Termination shall not affect accrued rights, and the provisions of Sections 4, 5, 7 (with respect to any accrued but unpaid fees and expenses), 8, 9, 11, 14 and 16 hereof shall survive the termination of this Agreement. The asset management agreement will terminate on the earlier of: (i) one year after the date on which the relevant underlying asset has been liquidated and the obligations connected to the underlying asset (including, contingent obligations) have been terminated, (ii) the removal of our manager as managing member of our company (and thus all series of interests), (iii) upon notice by one party to the other party of a party’s material breach of the asset management agreement or (iv) such other date as agreed between the parties to the asset management agreement.

10. Power of Attorney.  For so long as this Agreement is in effect, the Series constitutes and appoints the Asset Manager, with full power of substitution, its true and lawful attorney-in-fact and in its name, place and stead to carry out the Asset Manager’s obligations and responsibilities to the Series under this Agreement, solely with respect to the Series Drop 009 Asset.

11. Notices.  Except as otherwise specifically provided herein, all notices shall be deemed duly given when sent in writing by registered mail, overnight courier or email to the appropriate party at the following addresses, or to such other address as shall be notified in writing by that party to the other party from time to time:

If to the Series:

Series Drop 009

c/o Otis Wealth, Inc.

335 Madison Avenue, 3rd Floor

New York, NY 10017

Attention: Michael Karnjanaprakorn, CEO

Email: michael@otiswealth.com

If to the Asset Manager:

Otis Wealth, Inc.

335 Madison Avenue, 3rd Floor

New York, NY 10017

Attention: Michael Karnjanaprakorn, CEO

Email: michael@otiswealth.com

12. Independent Contractor.  For all purposes of this Agreement, the Asset Manager shall be an independent contractor and not an employee or dependent agent of the Series nor shall anything herein be construed as making the Series a partner or co-venturer with the Asset Manager, any other Managing Party or any of its other clients.  Except as expressly provided in this Agreement or as otherwise authorized in writing by the Series, the Asset Manager shall have no authority to bind, obligate or represent the Series.

13. Entire Agreement; Amendment; Severability.  This Agreement states the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements relating to the subject matter hereof, and may not be supplemented or amended except in writing signed by the parties.  If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part, which shall remain in full force and effect.

14. Confidentiality.  All information furnished or made available by the Series or the Company to the Asset Manager hereunder, or by the Asset Manager to the Series or the Company hereunder, shall be treated as confidential by the Asset Manager, or the Series and the Company, as applicable, and shall not be disclosed to third parties except as required by law or as required in connection with the execution of transactions with respect to the Series Drop 009 Asset and except for disclosure to counsel, accountants and other advisors.

15. Definitions. Words and expressions which are used but not defined in this Agreement shall have the meanings given to them in the Operating Agreement.

16. Governing Law; Jurisdiction.  This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware. The parties irrevocably agree that the Court of Chancery of the State of Delaware is to have the exclusive jurisdiction to settle any disputes which may arise out of in connection with this Agreement and accordingly any suit, action or proceeding arising out of or in connection with this Agreement shall be brought in such courts.

17. Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format (pdf) signature pages), with the same force and effect as if each of the signatories had executed the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party shall re-execute original forms hereof and deliver them to the other parties. No party hereto shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract, and each such party forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents so as to be effective on the day, month and year first above written.

Otis Wealth, Inc.

By:	/s/ Michael Karnjanaprakorn
Name:	Michael Karnjanaprakorn
Title:	Chief Executive Officer

Series Drop 009, a Series of Otis Gallery LLC
By: Otis Wealth, Inc., as managing member

By:	/s/ Michael Karnjanaprakorn
Name:	Michael Karnjanaprakorn
Title:	Chief Executive Officer

EXHIBIT A

THE SERIES DROP 009 ASSET

Specifications

Artist	Kaws
Artwork	Gone and Beyond
Size	40 in.
Medium	Acrylic on canvas
Creation Year	2012
Purchased From	Perrotin Gallery
Purchased For	$310,000
Year Purchased	2019